Filed pursuant to Rule 433
Registration Statement No. 333-165529

Province of Ontario

U.S.$150,000,000 Floating Rate Notes due April 1, 2015 (the “New Notes”)

Final Term Sheet

Issuer:	Province of Ontario

Documentation:	U.S. Medium-Term Note Program

Existing Long-Term Issuer Ratings[1]:	Aa1/ AA- (Moody’s/S&P)

Agent:	Scotia Capital (USA) Inc.

Trade Date:	April 17, 2012

Issue Date (Settlement Date):	April 20, 2012 (T+3)

Maturity Date:	April 1, 2015

Principal Amount:	U.S.$150,000,000

Same Series:	The New Notes are part of the same series as, will be fungible and consolidated with and will share the same CUSIP and ISIN as the Province of Ontario’s U.S.$600,000,000 aggregate principal amount of Medium-Term Notes, Series USMTN1, traded on February 22, 2012, February 23, 2012, April 13, 2012, April 16, 2012 and April 17, 2012 (the “Same Series Notes”).

Interest Payment Dates:	Interest will be paid on January 1, April 1, July 1 and October 1 of each year up to and including the Maturity Date, subject to the Modified Following Adjusted business day convention.

Interest Reset Dates:	January 1, April 1, July 1 and October 1 of each year commencing April 1, 2012

Interest Rate Basis:	USD LIBOR (LIBOR01)

Index Maturity:	3 months

Spread:	+ 15bps

Issue Price:	100%, plus Accrued Interest

Accrued Interest:	Interest from and including April 2, 2012 (the most recent Interest Payment Date of the Same Series Notes) to but excluding April 20, 2012 (the settlement date of the New Notes)

Aggregate Accrued Interest to Issuer:	U.S.$46,361.25 (18 days)

Net Proceeds:	U.S.$150,046,361.25

Business Days:	New York, London, Toronto

Listing:	N/A

Minimum Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Governing Law:	Laws of the Province of Ontario and the federal laws of Canada applicable therein

CUSIP/ISIN:	68323TAA1 / US68323TAA16

The issuer has filed a registration statement, including a prospectus and a prospectus supplement, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.